EXHIBIT 10.22

FIRST AMENDMENT TO THE

THE PHOENIX COMPANIES, INC. EXECUTIVE SEVERANCE ALLOWANCE PLAN

Effective as of January 1, 2005

1.

Section 3.04 of the Plan is hereby amended in its entirety, to read as follows:

3.04

Time and Form of Payment:  Except as otherwise provided herein or in Article 5, the Executive will receive payment of the Base Salary Amount payable under this Plan either in a lump sum payment or approximately equal monthly installments commencing, as soon as practicable after the Separation Date (but in no event earlier than after the execution of, and the expiration of any revocation period related to, any required release). In no event however, shall any lump sum payment or any installment be paid later than March 15 in the year next succeeding the year in which the involuntary termination occurred. Any Annual Incentive Award Amount for the fiscal year in which the Executive’s Separation Date occurs will be payable after the Annual Incentive Award Amount for that fiscal year is calculated and approved by the Committee. In no event however, shall any Annual Incentive Award payment be paid later than March 15 in the year next succeeding the year in which the involuntary termination occurred. Notwithstanding anything in this Agreement herein to the contrary, if Executive is a “key employee”, as that term is defined in Section 416(i) of the Internal Revenue Code of 1986, as amended (“Code”), if any amount payable hereunder is subject to Section 409A of the Code payment of such amount shall be deferred until the first business day following sixth months after the Termination Date.

2.

Section 3.10 of the Plan is hereby amended in its entirety to read as follows:

3.10

Outplacement Services:  An Executive entitled to payment of a Severance Amount as provided in Section 3.03 of this Plan shall be entitled to receive and the Employer shall provide outplacement services, with a firm chosen by the Employer, at a level commensurate with the Executive’s position for a one-year period beginning on the Separation Date, but in no event later than December 31 of the second calendar year following the calendar year in which the involuntary termination occurred.

3.

Section 3.11 of the Plan is hereby amended in its entirety to read as follows:

3.11

Continuation of Benefits. The Executive (and, to the extent applicable, the Executive’s dependents) shall be entitled to continue participation in all of the employee plans providing medical and dental benefits that the Executive participated in prior to the Separation Date (collectively, the “Continuing Benefit Plans”) in accordance with COBRA; provided, however, that the Employer shall pay to the Executive on a monthly basis during such COBRA continuation period related to the Executive’s termination of employment an amount equal on an after-tax basis to the total cost of such coverage.

IN WITNESS WHEREOF, this Second Amendment has been executed this 1st day of November, 2005.

Phoenix Life Insurance Company

Benefit Plans Committee

   /s/ Babette Mantilla

   /s/ Bonnie J. Malley

Witness

By:  Bonnie J. Malley